Evans Bank, One Grimsby Drive, Hamburg, NY 14075

IMMEDIATE RELEASE

Evans Bancorp Elects New Directors

Hamburg, NY, November 19, 2010– Evans Bancorp, Inc.( NASDAQ: EVBN), is pleased to announce the appointment of two new members to its Board of Directors effective January 1, 2011. Mr. Lee C. Wortham was appointed to a two-year term to fill the seat vacated by David M. Taylor, who retired from the board in June 2010. Ms. Marsha Henderson was appointed to a three-year term to fill an open seat on the board. The new director appointees will be nominated for election by the shareholders at the Annual Meeting of Shareholders scheduled for April, 2011.

“Their varied and extensive backgrounds in the banking industry make them uniquely qualified to immediately contribute to the organization in meaningful ways” said Board Chairman Phillip Brothman.

“We’re excited to add two individuals who share our community bank vision and bring significant financial institution experience to our board. Both are well respected and active members in the communities we serve” added David J. Nasca, President and Chief Executive Officer.

Mr. Wortham is a Partner at Barrantys, LLC where he manages key client relationships focused on developing and implementing investment, estate and tax planning strategies. He has three decades of financial services experience, including holding key positions as Managing Director of the Global Private Bank at JP Morgan Chase, Executive Vice President of Global Private Client Services at The Bank of New York, and Executive Vice President of the Wealth Management Group of First Niagara Financial Group. Mr. Wortham’s extensive experience includes Strategic Management, Product Development, Operations, Business Development and Relationship Management.

Ms. Henderson currently serves as Vice President for External Affairs at the University at Buffalo. She has nearly thirty-five years of experience in commercial banking at M & T Bank, Fleet Boston and, most recently, as President of the Western New York District of Key Bank from 1998 – 2005. In that capacity, Ms. Henderson provided executive leadership for all Key activities within a four county area, including 1,000 employees at 41 banking locations, a call center and administrative headquarters.

“The addition of these two individuals expands the breadth and depth of our Board and complements the skills of our current Directors. They will assist us in our strategic positioning to grow our company profitably in Western New York, both organically and by acquisition” said Nasca.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A.,a commercial bank, with $659 million in assets, 13 branches and $535 million in deposits at September 30, 2010. Evans is a full-service community bank providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, provides property and casualty insurance through 14 insurance offices in the Western New York region. Evans Investment Services, Inc., a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds. Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their web sites at www.evansbancorp.com and www.evansbank.com.

For more information contact:
Kevin C. Brady, VP Marketing and PR
Phone: (716) 926-2036